Exhibit 5

                  Simpson Thacher & Bartlett
    A Partnership Which Includes Professional Corporations
                     425 Lexington Avenue
                   New York, NY  10017-3954
                        (212) 455-2000                   London
                       _________________              Hong Kong
Writer's Direct Dial Number                               Tokyo
                     Telecopier:  455-2502             Columbus
                        Telex:  129158






                              February 21, 1997



Indiana Michigan Power Company
One Summit Square
Fort Wayne, Indiana  46801

Dear Sirs:

          With respect to the Registration Statement on Form S-3 of Indiana Michigan Power Company (hereinafter called the "Company") relating to the issuance and sale by the Company, in one or more transactions from time to time, of its Junior Subordinated Debentures (hereinafter called the "Junior Subordinated Debentures"), we wish to advise you as follows.

          We are of the opinion that, when the steps mentioned in the next paragraph below have been taken, the Junior Subordinated Debentures will be valid and legally binding obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          The steps to be taken which are referred to in the next preceding paragraph consist of the following:

          (1) Appropriate definitive action by the Board of Directors of the Company with respect to the proposed transactions set forth in said Registration Statement;

          (2)  Appropriate action by and before the Indiana
     Utility Regulatory Commission in respect of the proposed transactions set forth in said Registration Statement;

          (3) Compliance with the Securities Act of 1933, as amended, and with the Trust Indenture Act of 1939, as amended; and

          (4)  Issuance and sale of the Junior Subordinated
     Debentures by the Company in accordance with the governmental and corporate authorizations aforesaid.

          Insofar as this opinion relates to matters governed by laws other than the laws of the State of New York and the Federal law of the United States, this firm has consulted, and may consult further, with local counsel in which this firm has confidence and will rely, as to such matters, upon such opinions or advice of such counsel which will be delivered to this firm prior to the closing of the sale of the Junior Subordinated Debentures.

          We consent to the filing of this opinion as an exhibit to said Registration Statement and to the use of our name and the inclusion of the statements in regard to us set forth in said Registration Statement under the caption "Legal Opinions".


                         Very truly yours,

                         /s/ Simpson Thacher & Bartlett

                         SIMPSON THACHER & BARTLETT

[97FN0051.IMP]